Exhibit 10.2

THIS DEBENTURE, AND THE SECURITIES INTO WHICH IT IS CONVERTIBLE (COLLECTIVELY, THE “SECURITIES”), HAVE NOT BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE. THE SECURITIES ARE BEING OFFERED PURSUANT TO A SAFE HARBOR FROM REGISTRATION UNDER REGULATION D PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THE SECURITIES ARE “RESTRICTED” AND MAY NOT BE OFFERED OR SOLD UNLESS THE SECURITIES ARE REGISTERED UNDER THE ACT, PURSUANT TO REGULATION D OR PURSUANT TO AVAILABLE EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND THE COMPANY WILL BE PROVIDED WITH OPINION OF COUNSEL OR OTHER SUCH INFORMATION AS IT MAY REASONABLY REQUIRE TO CONFIRM THAT SUCH EXEMPTIONS ARE AVAILABLE. FURTHER HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE MADE EXCEPT IN COMPLIANCE WITH THE ACT.

CONVERTIBLE DEBENTURE

Date:	March 15, 2005

Maker/Company:	BLUE WIRELESS & DATA, INC.
3001 Knox St., Suite 401, Dallas, TX 75205
Contact: John W. Mills, III, COO

Payee/Holder:	GREG MARTIN
6032 Canvas Back Dr., Frisco, TX 75034
fax: (214) 853-5538

STEVEN BENAVIDES
1740 Elmhurst Ct., Prosper, TX 75078
fax: (214) 853-5538

The singular term “Holder” herein shall collectively include both of the current Holders as identified above, and all of their heirs, successors and assigns.

Panaband:	DSG TECHNOLOGY, INC. d/b/a PANABAND
4760 Preston Road, Suite 244-272, Frisco, Texas 75034

Limited Guarantor:	TRENTON LIGHTHOUSE, L.P.
3001 Knox St., Suite 403, Dallas, TX 75205

Full Guarantor:	TKM OIL & GAS, INC.
3001 Knox St., Suite 403, Dallas, TX 75205

Principal:	ONE MILLION AND NO/100 DOLLARS ($1,000,000.00)

Annual Interest Rate on Unpaid Principal:	0.00% per annum, provided that the interest payable shall not exceed the maximum amount that may be lawfully charged. Interest will be calculated on the unpaid principal to the date of each payment.

Maturity Date:	March 15, 2006

Terms of Payment:	On or before the Maturity Date, Holder may elect at its sole and absolute discretion to require one of the following for full payment of and performance under this Debenture:

Initials:

	1.	Receive the outstanding principal and interest (if any) in one lump sum; or
	2.	Convert this Debenture under the Conversion Terms herein.

Obligation:	Maker promises to pay or convert this Debenture under the Terms of Payment.

Security:	This Debenture is secured by 100% of the stock equity of Panaband, which is perfected in a Stock Pledge Agreement attached hereto as Exhibit 2 hereto.

General Terms

1.             Conversion Terms.  Under the Terms of Payment, Holder may elect, at its sole and absolute discretion, to convert the principal amount of this Debenture into common stock of the Company. Such conversion shall occur within ten (10) days of Holder’s election to so convert. Upon such election, Holder shall be entitled to receive the Calculated Number of fully paid and non-assessable shares of the common stock (the “Common Stock”) of the Company.  The Calculated Number shall be equal to the greater of the following:

a.             The number of common shares sufficient to cause the Holder, after said conversion, to be owners of ten percent (10%) of the equity value of the Company; or

b.             $1,000,000 of the Common Stock of the Company.

For any share price valuation required in the Conversion calculation, the share price shall be equal to the trailing 30 day average trading price of Maker’s common stock.

2.             Limited Guarantee.  Trenton Lighthouse, LP (“Trenton”), hereby guarantees this Debenture to the extent that under the terms of Paragraph 1 herein, on the date of conversion, there are not sufficient shares of the Company to issue to the Holders.  In that instance only, the Holders may look to Trenton and hold Trenton responsible to provide such shares of the Company from Trenton’s reserve, or such other equity of equivalent value to the Holder’s satisfaction.  Trenton guarantees and promises to provide such shares upon such demand.  Holder may from time to time, but no more often than once per month during the Term, request and receive a copy of the financial statements of any Guarantor.

3.             Full Guarantee.  TKM Oil & Gas, Inc. (“TKM”), does hereby guaranty to Holder the prompt, punctual and full payment of all monies owed to Holder from Maker.  Until termination, this guaranty is unlimited as to amount or duration and shall remain in full force and effect notwithstanding any extension, compromise, adjustment, forbearance, waiver, release or discharge of any party obligor or guarantor, or release in whole or in part of any security granted for said indebtedness or compromise or adjustment thereto, and TKM waives all notices thereto.  The obligations of TKM shall be at the election of Holder, shall be primary and Holder shall not be required to exhaust its remedies as against Maker prior to enforcing its rights under this guaranty against TKM.  The guaranty hereunder shall be unconditional and absolute.  TKM waives all rights of subrogation and set-off until all sums under this guaranty are fully paid.  In the event payments due under this guaranty are not paid upon demand, TKM shall pay all reasonable costs and attorney’s fees necessary for collection, and enforcement of this guaranty.  TKM warrants and represents it has full authority to enter into this guaranty.  This guaranty shall be binding upon and inure to the benefit of the parties, their successors, assigns and personal representatives.  Holder may from time to time, but no more often than once per month during the Term, request and receive a copy of the financial statements of any Guarantor.

4.             Adjustments to Conversion.  If Maker is recapitalized, consolidated with or merged into any other corporation, or sells or conveys to any other corporation all or substantially all of the its property as an entity, provision shall be made as part of the terms of any such transaction so that the Holders of this Debenture may receive, in lieu of the Common Stock otherwise issuable to them upon conversion hereof, at the same conversion ratio, the same kind and amount of securities or assets as may be distributable upon the recapitalization, consolidation, merger, sale or conveyance with respect to the Common Stock.

5.             Assignment.  This Debenture and the obligations herein may not be assigned by Maker without prior written consent of the Holder.  Holder may freely assign all or any portion of its right, title and interest in and to this Debenture.

6.             Default and Remedies.  If Maker defaults hereunder, Holder may, at its sole option, seek one of the following remedies, here listed in no particular order:

a.             Require and cause the Conversion contemplated herein under the Conversion Terms;

b.             Exercise its rights under the Stock Pledge Agreement; or

c.             Be made whole from the Guarantors hereto, in accordance with the guaranty terms hereof.

7.             Notices.  Any notices required or permitted to be given under this Agreement shall be sufficient if in writing and delivered or sent by fax, registered or certified mail, or by Federal Express or other nationally recognized overnight couriers to the principal office of each party and addressed to its principal executive officer at the address set forth herein.  Faxes should be marked for the attention of the principal executive officer and sent to the fax number of the recipient.

5.             Tender.  All cash amounts payable hereunder are payable in lawful money of the United States.

6.             Nonusurious.  All agreements between Maker and the holder hereof, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of demand for payment or acceleration of the maturity hereof or otherwise, shall the interest contracted for, charged or received by the holder hereof exceed the maximum amount permissible under applicable law.  If, from any circumstance whatsoever, interest would otherwise be payable to the holder hereof in excess of the maximum lawful amount, the interest payable to the holder hereof shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance the holder hereof shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal hereof and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal hereof such excess shall be refunded to Maker.  All interest paid or agreed to be paid to the holder hereof shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full period until payment in full of the principal (including the period of any renewal or extension hereof) so that the interest hereon for such full period shall not exceed the maximum amount permitted by applicable law.  This paragraph shall control all agreements between Maker and the Holder hereof.

7.             Headings.  The article, paragraph and subparagraph headings hereof are inserted for convenience of reference only and shall not alter, define, or be used in construing the text of such articles, paragraphs or subparagraphs.

8.             Plurality.  When the context requires, singular nouns and pronouns include the plural.

9.             Governing Law and Jurisdiction.  This Debenture and all matters related hereto shall be governed, construed and interpreted strictly in accordance with the laws of the State of Texas, without regard to its principles of conflicts of laws.  Jurisdiction and venue shall reside exclusively in the courts of Dallas County, Texas.

10.           Severability.  If any provision of this Debenture is held to be invalid or unenforceable by any court of competent jurisdiction, it is the intent of all of the parties that all other provisions of this Debenture be construed to remain fully valid, enforceable and binding on the parties.

11.           Power to Bind.  A responsible officer of the Maker has read and understands the contents of this Debenture and is empowered and duly authorized on behalf of the Maker to execute it.

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Convertible Debenture effective on the Date first stated herein.

MAKER:

/s/ John W. Mills, III
BLUE WIRELESS & DATA, INC.
John W. Mills, III, COO

PAYEE / HOLDER:

/s/ Greg Martin	/s/ Steven Benavides
GREG MARTIN	STEVEN BENAVIDES

LIMTED GUARANTOR:	FULL GUARANTOR:

/s/ Dennis G. McLaughlin, III	/s/ Dennis G. McLaughlin, III
TRENTON LIGHTHOUSE, L.P.	TKM OIL & GAS, INC.
Dennis G. McLaughlin, III, Managing Partner	Dennis G. McLaughlin, III, CEO